Subsidiaries of CURO Group Holdings Corp.
as of December 31, 2017

Entity Name	Jurisdiction of Incorporation/Organization
CURO Financial Technology Corp.	Delaware
CURO Intermediate Holdings Corp.	Delaware
A Speedy Cash Car Title Loans, LLC	Nevada
Advance Group, Inc.	Nevada
Attain Finance, LLC	Nevada
Attain Finance Canada, Inc.	Canada
Avio Credit, Inc.	Delaware
Cash Colorado, LLC.	Nevada
Cash Money Cheque Cashing, Inc.	Canada
Concord Finance, Inc.	Nevada
CFTC Finance, Inc.	Delaware
Evergreen Financial Investments, Inc.	Nevada
FMMR Investments, Inc.	Nevada
Galt Ventures, LLC	Kansas
LendDirect Corp.	Canada
Principal Investments, Inc.	Nevada
SCIL Texas, LLC	Nevada
SC Aurum, LLC	Nevada
SCIL, Inc.	Nevada
Speedy Cash	Nevada
Speedy Cash Illinois, Inc.	Nevada
SRC Transatlantic Limited	United Kingdom
SC Texas MB, Inc.	Nevada
The Money Store, L.P.	Texas
CURO Management LLC	Nevada
Todd Car Title, Inc.	Nevada
Todd Financial, Inc.	Nevada
CURO Transatlantic Limited	United Kingdom
Ennoble Finance, Inc.	Delaware
CURO Receivables Holdings I, LLC	Delaware
CURO Receivables Finance I, LLC	Delaware